The Articles of Association

                            for the Joint Venture of

                        Yantai Gold Electronic Co., Ltd.



                                 Sept. 10, 1993
                            Muping, Shandong, China


                                Total Pages: 17

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                                    Contents

Chapter 1          General Provisions

Chapter 2          Purposes and Scope of Business

Chapter 3          The Total Amount of Investment and Registered Capital

Chapter 4          The Board of Directors

Chapter 5          Businesses Management Organization

Chapter 6          Finances and Accounting

Chapter 7          Profits Sharing

Chapter 8          Staff and Workers

Chapter 9          Duration, Termination and Liquidation

Chapter 10         The Trade Union Organization

Chapter 11         Rules and Regulations

Chapter 12         Supplementary Articles

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Chapter 1 General Provisions

Article one

In accordance with "The Law of People's Republic of China on Joint Ventures Using Chinese and Foreign Investment" and the contract signed among Muping Gold Industry Company ( herein after referred to as Party A), Xianyang Pianzhuan Group Corp. (Party B) and Tomei Trading Co., Ltd. (Party C), the articles of association for the Chinese and British joint venture Yantai Gold Electronic Co., Ltd., hereby is formulated at Muping County of Shandong Province on Sept. 10, 1993.

Article Two

The name of the joint venture company shall be Yantai Gold Electronic Co., Ltd. Its legal address is at West End of Beiguan Street, Muping, Shandong, China.

Article Three

The names and legal addresses of the Parties to the joint venture are as follows:

Party A: Muping Gold Industry Company, at No. 32 Government Avenue, Muping County, Shandong, P.R. China.

Party B: Xianyang Pianzhuan Group Corp., at No. 70 West Weiyang Road, Xianyang, Shaanxi, China.

Party C: Tomei Trading Co., Ltd., registered in Akaishi City, Japan. Its legal address is at 1-7-4 Irakiku Bldg., Daimeiseki Avenue, Akaishi City, Japan.

Article Four

The joint venture company is a limited liability company.

Article Five

The joint venture company as a Chinese legal person is subject to the jurisdiction and protection of China's laws concerned. All its activities shall be governed by Chinese laws, decrees and other pertinent rules and regulations.

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Chapter 2 Purpose and Scope of Business

Article Six

The purpose of the joint venture company is to enhance economic cooperation and technical exchange to improve the product quality, develop new products and gain competitive position in the world market in quality and price by adopting advanced and appropriate managing methods to ensure satisfactory economic benefits for all three parties to the joint venture company.

Article Seven

The production and sales scope of the joint venture company is to produce deflection yoke products and to study and develop other electronic products.

Article Eight

The production scale of the joint venture company are as follows:

The production scale of the joint venture company put into operation is an annual output of 1.0 million deflection yokes, including 400,000 of 14", 400,000 of 20", and 200,000 of 21". The output will be increased to 2.6 million in 1995.

Article Nine

The joint venture company may sell its products in domestic and international market, the export of 14" and 20" deflection yokes shall count for no less than 80%, the remaining 20% of 21" may be sold in domestic market.


Chapter 3 Total Amount of Investment and Registered Capital

Article Ten

The total amount of investment of the joint venture company is RMB28,528,000.

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Investment contributed by the Parties is RMB21,860,000, which will be the registered capital of the joint venture company.

Article Eleven

The investment contributed by each Party is as follows:

Party A:  RMB6,550,000, accounting for thirty percent;

Party B:  RMB9,850,000, accounting for forty-five percent;

Party C:  US$949,600(equals RMB5,460,00), accounting for twenty-five percent.

Article Twelve

Each Party will contribute their investment cash to the joint venture company within the limit of date stipulated in the Contract.

Article Thirteen

After the investment is paid by the Parties to the joint venture, a Chinese registered accountant hired by the joint venture company shall after investigation provide a certificate of verification, according to which the joint venture shall issue an Investment Certificate including the following items:

1. Name of the joint venture;

2. Date of establishment of the joint venture;

3. Names of the Parties and the investment contributed;

4. Date of the contribution of the investment; and

5. Date of issue of the Investment Certificate.

Article Fourteen

Within the duration of the joint venture, its registered capital shall not be reduced.

Article Fifteen

Any increase on assignment of the registered capital of the joint venture company shall gain consent from the Board of Directors and the case shall be submitted to the original examination and approval authority for approval. The registration procedures for the change shall be dealt with

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at the original registration and administration office.

Article Sixteen

The investment to the joint venture company may be increased upon agreement among the Parties by investing the profit gained from the joint venture company or according to the proportion agreed at.

Article Seventeen

In case either Party to the joint venture assigns his investment subscribed to a third party, consent shall be obtained from the other two parties to the joint venture in advance and the other two parties has preemptive right on it.

In case either Party to the joint venture assigns his investment, a written notice shall be provided to the other two Parties annoucing the conditions and terms of the transfer. The other two Parties have preemptive right on it. When the Party transfers his interest to a forth Party, the terms shall not be more favorable than those to the other two Parties and the normal operating of the joint venture company shall be guaranteed.


Chapter 4 The Board of Directors

Article Eighteen

The joint venture company shall establish its Board of Directors on the date of registration.

Article Ninteen

The Board of Directors shall be established as the highest authority of the joint venture company to decide all major issues concerning the joint venture company. It has the functions and power as follows:

     * Approve the important reports presented by the general manager on production scale, schedule and proposal for profit etc.

     *  Adopting major rules and regulations of the company

     *  Making decisions to set up branches

     *  Amending the articles of association of the company

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     *  Discussing and making decisions on the termination of production, termination of the company or merging with another economic organization

     * Making decisions on appointments of the general manager, the vice general manager, etc.

     * Being in charge of expiration of the company and the liquidation matters upon the expiration of the joint venture company

     *  Other major issues which shall be decided by the Board of Directors

Article Twenty

The Board of Directors shall consist of 5 Directors, of which 2 shall be appointed by Party A, 2 by Party B and 1 by Party C. The term of office for the Directors is four years and may be renewed upon written appointment.

Article Twenty-one

Chairman of the Board shall be appointed by Party B and its 2 vice-chairmen shall be appointed by Party A and Party C.

Article Twenty-two

When either party to the joint venture intends to appoint or replace Directors, a written notice shall be submitted to the Board.

Article Twenty-three

The Board of Directors shall at least convene on meeting every year. An interim meeting of the Board of Directors may be held based on a proposal made by all Directors from one Party or more than one-third of the total number of Directors.

Article Twenty-four

The location of the Board meeting shall be on the location of the joint venture company.

Article Twenty-five

The Board meeting shall be called and presided over by the chairman. Should the chairman be absent, the vice chairman shall call and preside over the Board meeting.

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Article Twenty-six

The chairman shall give each director a written notice 20 days before the date of the Board meeting. The notice shall cover the agenda, time and place of the meeting.

Article Twenty-seven

Should a director be unable to attend the Board meeting, he may present a proxy in written form to the Board. In case the director neither attends nor entrusts others to attend the meeting, he will be regarded as abstention.

Article Twenty-eight

The Board meeting requires a quorum of over two-thirds of the total number of the Directors. Otherwise, the decisions adopted by the Board meeting are considered invalid.

Article Twenty-nine

The detailed written minutes with the signature of each Director shall be considered valid as the decisions made at the Board meeting.

Article Thirty

Detailed written minutes shall be made for each Board meeting and signed by all the attending Directors or by the attending proxy. The record shall be made in Chinese (and English) and be filed with the company.

Article Thirty-one

Issues which must be unanimously agreed upon by the Board of Directors includes follows:

     *    Amendment to the Articles of Association of the joint venture company;

     *    Termination and dismiss of the joint venture;

     * Increase and transfer of registered capital of the joint venture company.

     *    Merge of the joint venture company to other economic organizations;

     *    Import of equipment for the joint venture company;

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     *    Price policy of the products of the joint venture company;

     * Any other major issues which require the unanimous approval according to the Board of Directors.



Article Thirty-two

Other issues excluded from those indicated in article thirty-one shall be considered as valid decision upon approval by two-thirds of the total members.

Article Thirty-three

Chairman of the Board of Directors is the legal representative of the joint venture company. In case the chairman cannot fulfill his responsibility for a period of time, the vice-chairman shall be appointed automatically to undertake the task until the chairman or the new selected chairman could fulfill his task, and if the vice-chairman is absent, other directors may be authorized.

Article Thirty-four

All the costs and expenses generated in the board meeting shall be on account of the joint venture.


Chapter 5 Business Management Office

Article Thirty-five

The joint venture company shall establish a management office which shall be responsible for its daily management.

Article Thirty-six

The management office shall have a general manager, appointed by Party A and a deputy general manager appointed by Party B for the first management office.

Article Thirty-seven

The general manager is directly responsible to the Board of Directors. He shall carry out the decisions of the Board meeting and organize and

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conduct the daily management of the joint venture company.

Article Thirty-eight

In case the general manager or deputy general manager is not the member of the Board, they have the right to attend the meeting of the Board of Directors without voting.


Article Thirty-nine

Chairman, vice-chairman and the Directors may be hired as the general manager, deputy general manager or other high-ranking staff.

Article Forty

At the invitation of the Board of Directors, the chairman, vice-chairman or Directors of the Board may concurrently be the general manager, or other high-ranking personnel of the joint venture company.

Article Forty-one

The general manager shall submit to the Board of Directors the arrangement of the managing system and staff for approval according to the situation of the joint venture company.

Article Forty-two

The Board of Directors will hire one chief engineer, one CFO, and one person as chief auditor for the joint venture company.

Article Forty-three

The Chief engineer, CFO and Chief auditor shall be under the leadership of the general manager.

The chief engineer will be in charge of the technical management affairs to guarantee the quality of product and develop new models.

CFO shall be in charge of the accounting system of the joint venture company for economic evaluations and execution of independent accounting system.

The chief auditor is responsible for controlling the financial auditing of the income and expenses and accounts of the joint venture company and submit his auditing report to the Board of Directors.

Article Forty-four

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The general manager, deputy general managers and all the high-ranking personnels of the joint venture who ask for resignation shall submit their written reports to the Board of Directors in advance of 3 months of the resignation.

Article Forty-five

The high ranking personnel who are invited and word in the company shall not hold posts of other economic organizations in commercial competition with their own joint venture company.

Article Forty-six

In case of graft or serious dereliction of duty on any above-mentioned persons, the Board of Directors shall have the power to dismiss them at any time. Those who violate the criminal law shall be under criminal sanction. If the Board cannot be called in time, the chairman of the Board may ask in written notes for the opinions of the Directors of the Board.


Chapter 6 Finance and Accounting

Article Forty-seven

The finance and accounting of the joint venture company shall be handled in accordance with the "Stipulations of the Finance and Accounting System of the Joint Ventures Using Chinese and Foreign Investment" formulated by the Ministry of Finance of the People's Republic of China.

Article Forty-eight

The fiscal year of the joint venture company shall coincide with the calendar year, i.e., from January I to December 31 on the Gregorian Calendar.

Article Forty-nine

All vouchers, account books, statistic statements and reports of the joint venture company shall be written in Chinese (English will be currently used for main documents).

Article Fifty

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The joint venture company adopts RMB as its accounts keeping unit. The conversion of RMB into other currency shall be in accordance with the exchange rate of the converting day published by the State Administration of Exchange Control of the People's Republic of China.

Article Fifty-one

The joint venture company shall open accounts in RMB and foreign currency with the Bank of China or other banks agreed by the foreign currency control departments of China.


Article Fifty-two

The accounting of the joint venture company shall adopt the internationally used accrual basis and debit and credit accounting system in their work.

Article Fifty-three

The following items shall be covered in the financial accounts books:

     * The amount of overall cash receipts and expense of the joint venture company

     *    All material purchasing and selling of the joint venture company

     * The registered capital and debts situation of the joint venture company

     * The time of payment, increase and assignment of the registered capital of the joint venture company

Article Fifty-four

The joint venture company shall work out the statement of assets, liabilities, losses and gains accounts of the past year in the first three months of each fiscal year, and submit to the Board meeting for approval after being examined and signed by the auditor.

Article Fifty-five

Each party to the joint venture have the right to hire an auditor to undertake annual financial check and examination at their own expense. The joint venture company shall provide convenience for the checking and examination.

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Article Fifty-six

The depreciation period for the fixed assets of the joint venture company shall be decided by the Board of Directors in accordance with the "Rules for the Implementation of the Income Tax Law of the People's Republic of China Concerning Joint Ventures with Chinese and Foreign Investment."

Article Fifty-seven

All matters concerning foreign exchange shall be handled in accordance with the "Provisional Regulations for Exchange Control of the People's Republic of China", and other pertaining regulations as well as the stipulations of the joint venture contract.



Chapter 7 Profits Sharing

Article Fifty-eight

The joint venture company shall draw reserve funds, development funds and bonuses and welfare funds for staff and workers after payment of taxes. The proportion of allocation is decided by the Board of Directors.

Article Fifty-nine

The joint venture company shall not distribute profits unless the losses of previous fiscal year have been made up. Remaining profit from previous year can be distributed together with that of the current year.

Article Sixty

After paying the taxes in accordance with law and drawing the various funds, the remaining profits will be distributed according to the proportion of each party's investment in the registered capital.


Chapter 8 Staff and Workers

Article Sixty-one

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The employment, recruitment, dismissal and resignation of the staff and workers of the joint venture company and their salary, welfare benefits, labor insurance, labor protection, labor discipline and other matters shall be handled according to the "Regulations of the People's Republic of China on Labor Management in Joint Venture Using Chinese and Foreign Investment" and its implementation rules.

Article Sixty-two

The joint venture company has the right to take disciplinary actions, such as warning, suspending the salary and dismissing from the post, reduce salary and dismiss against those staff members and workers who violate the rules and regulations of the joint venture company and labor discipline. Dismissal of workers shall be filed with the labor and personnel department in the locality.

Article Sixty-three

The salary treatment of the staff and workers shall be set by the Board of Directors according to the specific situation of the joint venture, with reference to pertaining stipulations of China.


Chapter 9 Duration, Termination and Liquidation

Article Sixty-four

The duration of the joint venture company shall be 10 years, starting from the date of issue of the Business License.

Article Sixty-five

An application for the extension of duration shall, proposed by two Parties and approved at the Board meeting, be submitted to the original examination and approval authority six months prior to the expiry date of the joint venture. Only upon its approval may the duration be extended after the joint venture company goes through the registration formalities for the alteration at the original registration office.

Article Sixty-six

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The joint venture company may be terminated before its expiration in case the
Parties to the joint venture agree unanimously that the termination of the joint venture is for the best interests of the Parties. To terminate the joint venture before the term expires shall be decided by the Board of Directors through a plenary meeting, and it shall be submitted to the original examination and approval authority for approval.

Article Sixty-seven

Upon the expiration or termination of the joint venture before its term ends, the Board of Directors shall work our procedures and principles for the liquidation, nominate candidates for the liquidation committee, and set up the liquidation committee for liquidating the joint venture company's assets.

Article Sixty-eight

The tasks of the liquidation committee are:

     * To conduct through check of the property of the joint venture company, its claim and indebtedness;

     * To work out the statement of assets and liabilities and list of property;

     *    To formulate a liquidation plan.

All these shall be carried out upon the approval the Board of Directors.

Article Sixty-nine

During the process of liquidation, the liquidation committee shall represent the company to sue and be sued.

Article Seventy

The remaining property after the clearance of debts of the joint venture company shall be distributed among the Parties to the joint venture according to the proportion of each party's investment in the registered capital.

Article Seventy-one

The liquidation expenses and remuneration to the members of the liquidation committee shall be paid in priority from the existing assets of

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the joint venture.

Article Seven-two

After the termination of the joint venture company, its account books shall be left in the care of the Party B.

Chapter 10 The Trade Union Organization

Article Seventy-three

The staff and workers of the joint venture company have the right to establish the trade union organization and carry out activities in accordance with the stipulations of the "Trade Union Law of the People's Republic of China".

Article Seventy-four

The trade union in the joint venture company is representative of the interests of the staff and workers. The tasks of the trade union are:

     * To protect the democratic rights and the material interests of the staff and workers pursuant to the law;

     * To assist the joint venture company to arrange and make rational use of welfare funds and bonuses;

     * To organize political, professional, scientific and technical studies, carry out literary, art and sports activities; and

     * To educate staff and workers to observe labor discipline and strive to fulfill the economic tasks of the joint venture company.

Article Seventy-five

Persons in charge of the trade union of the joint venture company have the right to attend as non-voting members and to report the opinions and demands of staff and workers to meetings of the Board of Directors held to discuss issues such as production and operational activities, to treat bonuses and welfare, etc.

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Chapter 11 Rules and Regulations


Article Seventy-six

Following are the rules and regulations to be formulated by the joint venture and approved by the Board of Directors:

     * Managing regulations, including the function and power of the managerial branches and its working rules and procedures;

     *    Rules for the staff and workers;

     *    System of labor and salary;


     * System of work attendance record, promotion, awards and penalty for staff members and workers;

     *    Detailed rules of staff and worker's welfare;

     *    Financial system;

     *    Other necessary rules and regulations.

Chapter 12 Supplementary Articles

Article Seventy-seven

The amendments to the Articles of Association shall be unanimously agreed on and decided by the Board of Directors and submitted to the original examination and approval authority for approval.


Article Seventy-eight

The Articles for Association is written in Chinese language and English language, the Chinese version shall prevail.

Article Seventy-nine

The Articles of Association shall gain appoval from the legal person representative of both Parties and come into effect upon the approval by the Ministry of Foreign Trade and Economic Cooperation of the People's

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Republic of China (or its entrusted examination and approval authority).

Article Eighty

The Article of Association is signed in Muping, Shandong, China by the authorized representatives of the two Parties on Sept. 10, 1993.



Party A:          Muping Gold Industry Company

(Signature):...............................................................

Party B:           Xianyang Pianzhuan Group Corp.

(Signature):...............................................................

Party C:            Tomei Trading Co., Ltd.

(Signature):...............................................................

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